Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER COMMUNITY BANKSHARES, INC. COMPLETES

ACQUISITION OF ALBEMARLE FIRST BANK

WINCHESTER, VA and CHARLOTTESVILLE, VA – JULY 3, 2006 – Premier Community Bankshares, Inc. (Nasdaq Capital Market: “PREM”) announced today that it completed the acquisition of Albemarle First Bank (Nasdaq Capital Market: “AFBK”) effective as of July 1, 2006.

Under the terms of the transaction, Albemarle First was merged into Rockingham Heritage Bank, a wholly owned subsidiary of Premier, and will continue operations as Albemarle First Bank, a separate division of Rockingham Heritage.  The merger has resulted in an institution with combined assets of over $850 million and a network of 24 full-service banking locations in Virginia and West Virginia.

Pursuant to the merger agreement, each shareholder of Albemarle First could elect to receive $15.80 per Albemarle First share in Premier common stock, cash or a combination thereof, subject to an overall limitation of cash consideration in the merger equal to 50% of total consideration.  Because cash elections by the shareholders of Albemarle First slightly exceeded the 50% limitation, each share of Albemarle First held by those shareholders that elected cash were converted into approximately $14.36 of cash and 0.06854 shares of Premier common stock.  For those shareholders that elected stock or made no election, each share of Albemarle First was converted into 0.75077 shares of Premier common stock.

John K. Stephens, President and Chief Executive Officer of Rockingham Heritage Bank, stated, “We are pleased to welcome the customers, shareholders and employees of Albemarle First to the Premier family of banks.  We look forward to serving Albemarle’s customers and the Greater Charlottesville community with an expanded offering of financial products and services.”  Thomas M. Boyd, Jr., Albemarle First Bank’s President and Chief Executive Officer stated, “We are delighted to join the Premier family of banks.  Premier is an outstanding bank holding company with an excellent track record of enhancing shareholder value and providing outstanding customer service.”  In addition to Mr. Boyd, two former members of Albemarle First’s board of directors, Thomas L. Beasley and James A. Fernald III, have joined the Rockingham Heritage board.  Mr. Boyd has also joined the board of Premier, and a separate advisory board of Albemarle First will be established for the greater Charlottesville market.

Premier is the holding company for the Marathon Bank and Rockingham Heritage Bank in Virginia and Premier Bank in West Virginia and had total consolidated assets of $698 million as of March 31, 2006.  The three subsidiary banks have branch offices serving the Shenandoah Valley region of Virginia and the eastern panhandle of West Virginia.  Albemarle First Bank has three branches in the Charlottesville, Virginia area and had total assets of $123 million as of March 31, 2006.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.